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                                                                    EXHIBIT 99.1

FOUR WINDS, INC. Financial Highlights(1)

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                                      NINE MONTHS ENDED
                                         SEPTEMBER 30         FISCAL YEARS ENDED DECEMBER 31,
                                    ----------------------    --------------------------------
                                      1997          1996        1996        1995        1994
                                    --------      --------    --------    --------    --------
                                                          (IN THOUSANDS)
                                         (UNAUDITED)
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INCOME STATEMENT
  Net revenue.....................  $ 23,441      $ 23,318    $ 31,260    $ 32,039    $ 29,000
  Operating income(2).............     4,172         4,026       5,667       5,201       5,166
  Depreciation....................     1,251         1,153       1,588       1,392       1,339
  Interest: senior(3).............     3,154         3,105       4,196       3,980       3,862
           other..................       293           296         391         605         656
  Net income (loss)...............      (123)           21         194         153          35

  Cash flows from operating
     activities...................     1,324         3,980       2,580       2,738       1,480

BALANCE SHEET
  Total assets....................  $ 23,483      $ 25,806    $ 24,564    $ 26,796    $ 26,779
  Debt: senior(3).................    28,461        28,686      28,632      28,840      29,028
        other.....................     4,515         4,369       4,552       4,987       5,988
  Stockholders' deficit...........   (12,879)      (12,929)    (12,756)    (12,890)    (12,805)

  Working capital.................    12,391         5,466      14,316       6,203       3,941
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NOTES
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(1) Audited financial statements for Four Winds, Inc. can be obtained by making a written request that includes the provider's name and address (Four Winds
    Hospital, 800 Cross River Road, Katonah, New York 10536) submitted to: New
    York State Department of Health, Empire State Plaza, 2230 Corning Tower,
    Albany, New York 12237.

(2) Operating income consists of net income before interest, depreciation, amortization and nonoperating gains and losses.

(3) Senior debt consists of a mortgage loan and term note payable to American Health Properties, Inc. Interest expense also includes participation interest paid to American Health Properties, Inc. pursuant to the mortgage loan agreement.